FOR IMMEDIATE RELEASE

                                                               January 27, 2004
                                                          ADVANTEST CORPORATION
                                           (Toshio Maruyama, President and COO)
                                   (Stock Code Number: 6857, TSE first section)
                                                     (Ticker Symbol: ATE, NYSE)


CONTACT:
Yuri Morita
(Managing Executive Officer and
Senior Vice President, Corporate Affairs Group)
Phone: +81-(0)3-3342-7500


            Advantest Issues Stock Option (Stock Acquisition Rights)

Tokyo -January 27, 2004 - Advantest Corporation (the "Company") resolved at a meeting of its Board of Directors today to issue stock acquisition rights for stock options pursuant to Article 280 Paragraphs 20 and 21 of the Commercial Code and a shareholders resolution at the 61st annual general meeting of shareholders under the terms set forth below.


1.    Date of issuance                                  January 27, 2004

2.    Number of stock acquisition rights issued         70

3.    Issuance price                                    No consideration shall be paid.

4.    Class and total number of shares underlying       7,000 shares of Advantest Corporation (each
      the stock acquisition rights                      acquisition right shall be exercisable for 100 shares)

5.    Total subscription price to be paid upon          922,000 Yen (9,220 Yen per share)
      exercise of each stock acquisition right

6.    The total value of all shares (newly              64,540,000 Yen
      issued shares or treasury shares) issued
      or delivered upon the exercise of stock
      acquisition rights

7.    Exercise period of the stock acquisition          Between April 1, 2004 and March 31, 2008
      rights

8.    The amount of the issuance price of the newly     4,610 Yen per share
      issued shares issued pursuant to the exercise
      of stock acquisition rights that will be
      incorporated into capital

9.    The number of employees receiving stock           Director of the Company's overseas subsidiary,
      acquisition rights                                totaling 1


For Reference


(1)   The date of the meeting of the Board of Directors       May 20, 2003
      setting the date for the annual general meeting of shareholders

(2)   Date of the resolution made pursuant to the annual      June 27, 2003
      general meeting of shareholders


                                       2